UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2006

BARNES GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-04801	06-0247840
(Commission File Number)	(I.R.S. Employer Identification No.)

123 Main Street, Bristol, Connecticut	06011-0489
(Address of principal executive offices)	(Zip Code)

(860) 583-7070

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On May 17, 2006, Barnes Group Inc., a Delaware corporation (the “Company”), completed its acquisition (the “Acquisition”) of Heinz Hänggi AG, Stanztechnik, a Swiss corporation (“Heinz Hänggi AG”), pursuant to the terms of a Share Purchase Agreement (the “Purchase Agreement”), dated March 15, 2006, between the Company and Mr. Eugen Hänggi ( the “Seller”).

Pursuant to the Purchase Agreement, Heinz Hänggi AG was purchased by wholly owned subsidiaries of the Company. All of the outstanding shares of Heinz Hänggi were purchased for CHF 162,000,000 (the “Purchase Price”). Of the Purchase Price, CHF 122,000,000 (or approximately US$ 100.7 million based on the exchange rate of CHF 1.212/US dollar on May 16, 2006) was paid in cash. The balance was paid in the form of 814,338 shares of common stock, par value $.01, of the Company (the “Common Stock”). Such number of shares of Common Stock was determined using an average of the daily mid-point price of a share of Common Stock for the 30 trading days from January 27, 2006 to and including March 10, 2006 and using an average exchange rate for such period.

Item 3.02. Unregistered Sales of Equity Securities.

As described in Item 2.01 above, in connection with the acquisition of Heinz Hänggi AG, the Company issued 814,338 shares of Common Stock to the Seller as part of the Purchase Price. The Common Stock was issued to the Seller in reliance upon an exemption from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Regulation S. The Company is relying upon the representations and warranties of the Seller, including his agreement with respect to restrictions on resale, in support of the satisfaction of the conditions contained in Section 4(2) of the Securities Act and Regulation S. Certificates representing the Common Stock issued pursuant to the Purchase Agreement bear restrictive legends.

Item 7.01. Regulation FD Disclosure.

On May 17, 2006, the Company issued a press release that announced it had closed the Acquisition. That release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description	Reference
99.1	Press Release dated May 17, 2006	Furnished with this report

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 17, 2006	BARNES GROUP INC.
(Registrant)

	By:	/s/ Signe S. Gates
Signe S. Gates Senior Vice President, General Counsel and Secretary